Exhibit (12)

                        PHH CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                              Year Ended April 30
                                      --------------------------------------------------------------------
                                          1996          1995          1994          1993          1992
                                          ----          ----          ----          ----          ----
Income from continuing operations
  before income taxes                 $    139,148  $    121,318  $    109,796  $     94,238  $     83,117
Add:
  Interest expense                         252,966       194,196       162,108       193,935       237,058
  Interest portion of rentals*               7,840         8,065         9,088         8,456         8,665
                                      ------------  ------------  ------------  ------------  ------------
Earnings available for fixed charges  $    399,954  $    323,579  $    280,992  $    296,629  $    328,840
                                      ============  ============  ============  ============  ============
Fixed charges:
  Interest expense                    $    252,966  $    194,196  $    162,108  $    193,935  $    237,058
  Interest portion of rentals*               7,840         8,065         9,088         8,456         8,665
                                      ------------  ------------  ------------  ------------  ------------
                                      $    260,806  $    202,261  $    171,196  $    202,391  $    245,723
                                      ============  ============  ============  ============  ============
Ratio of earnings to fixed charges            1.53          1.60          1.64          1.47          1.34
                                      ============  ============  ============  ============

*Amounts reflect a one-third portion of rentals, the portion deemed representative of the interest factor.

Note: The interest included in fixed charges consists of the amounts identified as interest expense in the Consolidated Statements of Income, the substantial portion of which represents interest on debt incurred to finance leasing activities and mortgage banking activities, as well as the interest costs associated with home relocation services which are ordinarily recovered through direct billings to clients and are included with "Costs, including interest, of carrying and reselling homes" in the Consolidated Financial Statements.


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